DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C6197-1996
Document Number:
20060011775-39

Date Filed:
1/10/2006 8:00:12 AM
In the office of

Dean Heller
Secretary of State

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation: Bloodhound Search Technologies, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
50,000,000 shares of common stock, par value of $0.001 per share

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
25,000,000 shares of common stock, par value of $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
Shares of common stock held by each holder of record on the effective date shall be automatically consolidated at the rate of one for two (1 for 2) without any further action on the part of the stockholders of the Corporation.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional shares will be aggregated, and any remaining fractional shares will be rounded up to one whole share.

7. Effective date of filing January 16, 2006

8. Officer Signature: Carol Allen — Secretary/Treasurer
Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.